Exhibit  99.1

CONTACT:

SatCon Technology Corporation®

Dan Gladkowski

VP, Administration

617-897-2411

SATCON TECHNOLOGY REPORTS FINANCIAL RESULTS

FOR THE SECOND QUARTER ENDED JUNE 30, 2007

Revenues Increased 31% Over Last Year to $11.7 million, The Highest Quarter in 5 Years

Quarter end Backlog at Record $48 Million, up 80% from 2006

Boston, MA – August 9, 2007 – SatCon Technology Corporation© (NASDAQ CM: SATC), a developer and supplier of power management and system architecture solutions for the alternative energy and distributed power markets, today announced its operating results for the quarter ended June 30, 2007.

“This has been a strong revenue growth quarter for SatCon,” said David Eisenhaure, President and Chief Executive Officer. “As we have been predicting for some time, the Photovoltaic Inverter market opportunity is experiencing rapid growth and we have been positioned well to take advantage of the technical strength of our products.”

For the quarter our:

•                              Revenues increased 31% over last year to $11.7 million.

•                              Photovoltaic Inverters represented $3.8 million or over 30% of that total, a 70% increase over last year - highlighting our growth in this major market segment.

•                              Year to date our photovoltaic inverter revenues have more than doubled over last year to $7 million dollars.

In addition to our revenue increases:

•                              Our backlog grew to a record $48 million at the end of the quarter, an 80% increase over last year.

•                              We have continued to deliver a positive sales order booking to revenue ratio for the last 9 quarters.

•                              As a result, we continue to project that we will have revenues of $50 million for the year with an expectation of over $30 million of revenue in the second half of 2007.  This compares to our 2006 annual revenue of $34 million, an increase of over 47%.”

We also stated that we would need to find additional working capital to fund our growth.  To that end, this July we:

•                              Executed a warrant conversion that raised $4.7 million, which improved our cash position and will allow us to fund the manufacture of photovoltaic inverters and other products that will bolster our increasing revenues.

•                              As we go forward we will continue to evaluate our capital needs to meet our revenue targets, but for the remainder of the year our current cash on hand and that generated from revenues should be sufficient to support our $50 million revenue projection for 2007.  As we stated last quarter, we will need to raise additional funds to properly support our continued revenue growth.”

In addition, we said that with the increased revenue of $50 million for the year that our losses from operations would decline.

•                              Had we not incurred unanticipated losses from a couple of 5-year-old legacy products in the Power Systems group, our losses in fact would have dropped over last year.

•                              As we look forward to the second half of 2007, we anticipate that the trend in the reduction of our operating losses will continue.

Revenues for the quarter ended June 30, 2007 were $11.7 million compared with $8.1 million in the second quarter of 2006, an increase of 31%.  Revenues for the first six months totaled $20.1 million, a 27% increase over the $15.7 million in 2006.

Revenues within the Power Systems Division in Canada increased by 59% to $5.2 million for the quarter compared to $3.3 million in the second quarter of 2006 for a total in the first six months of $8.8 million, a 58% increase over $5.6 million in 2006.    In addition, the Applied Technology Division revenue recorded growth of over 42% to $1.8 million from $1.3 million for a total growth of over 62% to $3.6 million in 2007 from $2.2 million in 2006.  Revenues in the Motors and Hybrid Electric Vehicle business was up 66% to $1.0 million compared to $0.6 million in 2006 with total increases of approximately $0.4 million from $1.4 to $1.8 million in 2007.  This revenue growth reflects the results of the company’s effort to focus on products targeted at the alternative energy and distributed power markets.

Operating Losses for the second Quarter of 2007 were $3.5 million, virtually equal to the same period of 2006 with a total six-month loss of $6.5 million compared to $6.7 million in 2006.  However, included in the Q2 2007 losses are approximately $1.0 million of excess costs associated with older legacy products primarily in our Power Systems Division.  In addition, we experienced increased labor costs as well as increased materials costs due to the availability of materials from our supplier base to meet increased demand for photovoltaic inverters and a strengthening of the Canadian dollar during the last quarter. The company continued to increase direct investment spending in R&D with a modest increase of $0.1M to $0.6M in Q1 2007 for a total of $1.3M for the first half of 2007, an increase from $0.2M in 2006, primarily to support the development of new photovoltaic products.  These cost increases were partially offset by reduced SG&A expenses by $0. 3 million or 11% and $0.9 million or 13% for the first six months, primarily due to a decrease in corporate costs related to legal and other fees, reduced payroll and other overhead costs.

About SatCon Technology Corporation

SatCon Technology Corporation is a developer and manufacturer of electronics and motors for the Alternative Energy, Hybrid-Electric Vehicle, Grid Support, High Reliability Electronics and Advanced Power Technology markets.  For further information, please visit the SatCon website at www.satcon.com.  SATC-E

Statements made in this document that are not historical facts or which apply prospectively are forward-looking statements that involve risks and uncertainties.  These forward-looking statements are identified by the use of terms and phrases such as “will,” “believes,” “expects,” “plans,” “anticipates” and similar expressions.  Investors should not rely on forward looking statements because they are subject to a variety of risks and uncertainties and other factors that could cause actual results to differ materially from the Company’s expectation.  There can be no assurance that the company will continue to maintain this level of new orders or that it can successfully deliver the components and systems ordered.    Additional information concerning risk factors is contained from time to time in the Company’s SEC filings.  The Company expressly disclaims any obligation to update the information contained in this release.

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SATCON TECHNOLOGY CORPORATION

CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
	2007	2006
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$1,833,797	$7,190,827
Restricted cash and cash equivalents	84,000	84,000
Accounts receivable, net of allowance of $193,506 and $792,245 at June 30, 2007 and December 31, 2006, respectively	9,240,562	8,549,923
Unbilled contract costs and fees	311,743	267,247
Inventory	14,396,715	7,945,874
Prepaid expenses and other current assets	3,394,063	756,884

Total current assets	$29,260,880	$24,794,755
Property and equipment, net	2,891,034	2,783,900
Goodwill, net	704,362	704,362
Intangibles, net	990,883	1,224,488
Restricted cash	1,000,000	1,000,000
Other long-term assets	71,382	69,782

Total assets	$34,918,541	$30,577,287

LIABILITIES AND STOCKHOLDERS’ Deficit
Current liabilities:
Current portion of long-term debt	$41,689	$123,219
Accounts payable	6,819,982	4,538,569
Accrued payroll and payroll related expenses	1,615,970	1,449,185
Other accrued expenses	3,157,051	2,405,447
Accrued restructuring costs	—	1,200,326
Current portion of senior secured convertible notes	5,500,000	5,500,000
Current portion of warrant liability	—	436,919
Deferred revenue	13,103,405	5,834,537
Total current liabilities	$30,238,097	$21,488,202
Redeemable convertible Series B preferred stock (345 shares issued and outstanding at June 30, 2007 and December 31, 2006, respectively; face value $5,000 per share; liquidation preference $1,725,000)	1,725,000	1,725,000
Long-term senior secured convertible notes, net of current portion	4,259,446	7,240,482
Long-term warrant liability, net of current portion	2,542,489	2,483,634
Other long-term liabilities	105,643	108,049
Total liabilities	38,870,675	$33,045,367

Commitments and contingencies (Note H)

Stockholders’ deficit:
Common stock; $0.01 par value, 100,000,000 shares authorized; 43,967,441 and 40,105,073 shares issued and outstanding at June 30, 2007 and December 31, 2006, respectively	$439,675	$401,051
Additional paid-in capital	161,571,515	156,379,193
Accumulated deficit	(166,112,865)	(158,991,838)
Accumulated other comprehensive loss	149,541	(256,486)
Total stockholders’ deficit	$(3,952,134)	$(2,468,080)
Total liabilities and stockholders’ deficit	$34,918,541	$30,577,287

	Three Months Ended		Six Months Ended
	June 30,	July 1,	June 30,	July 1,
	2007	2006	2007	2006
Revenue:
Product revenue	$9,919,486	$6,852,666	$16,452,072	$13,513,223
Funded research and development and other revenue	1,774,666	1,250,491	3,559,845	2,196,772
Total revenue	$11,694,152	$8,103,157	$20,011,917	$15,709,995

Operating costs and expenses:
Cost of product revenue	10,044,974	6,675,853	16,415,446	12,520,998
Research and development and other revenue expenses:
Funded research and development and other revenue expenses	1,312,047	1,100,077	2,668,846	2,078,084
Unfunded research and development expenses	645,603	512,819	1,323,012	1,072,901
Total research and development and other revenue expenses	$1,957,650	$1,612,896	$3,991,858	$3,150,985
Selling, general and administrative expenses	3,113,879	3,393,602	5,937,720	6,752,976
Amortization of intangibles	83,773	111,671	193,594	223,342
Gain on sale of assets held for sale	—	(189,960)	—	(189,960)
Total operating costs and expenses	$15,200,276	$11,604,062	$26,538,618	$22,458,341

Operating loss	$(3,506,124)	$(3,500,905)	$(6,526,701)	$(6,748,346)
Change in fair value of notes and warrants	385,035	—	584,628	—
Other (loss) income	(24,925)	42,535	(65,479)	63,371
Interest income	36,692	57,483	122,231	152,782
Interest expense	(626,322)	(85,568)	(1,235,706)	(188,116)
Net loss	$(3,735,644)	$(3,486,455)	$(7,121,027)	$(6,720,309)

Net loss attributable to common stockholders per weighted average share, basic and diluted	$(0.09)	$(0.09)	$(0.17)	$(0.17)

Weighted average number of common shares, basic and diluted	42,869,473	39,114,884	42,132,067	38,819,563